100-DAY CEO UPDATE FROM CEO CONN DAVIS



DEAR SHAREHOLDERS,

Byrna has proven there is demand for a practical, less-lethal personal safety solution, and I believe the Company has only scratched the surface of the market it can serve. More than 800,000 launchers are now in customers' hands, and we entered fiscal 2026 with approximately 900 total retail and dealer locations, with a current expectation to reach approximately 2,000 total locations by year-end.

My first 100 days as CEO have strengthened my conviction that Byrna can become a much larger personal safety company. I have spent that time with our teams across the business, in our manufacturing facilities, with major retail partners, in more than 60 retail locations, and with dealer partners and customers who see the value of Byrna's products firsthand. Those conversations and observations have reinforced both the size of the opportunity and the need for more consistent execution across the business.

Early product adoption and growing physical availability give Byrna a strong starting point, but the opportunity ahead is much larger than the business Byrna is today. To capture more of that opportunity, Byrna must move from early category creation toward more disciplined, repeatable execution. Better execution will enable us to capture the meaningful growth ahead with a strong flow through to our bottom line. That is how we will continue to blaze the trail for less-lethal.

Historically, Byrna's marketing strategy has spoken most directly to a narrower audience, including early adopters, tactical and self-defense enthusiasts, gun owners and certain personality-driven media audiences. Those customers remain important, enthusiastic about the brand, and a core audience, but they are a fraction of the serviceable market for less-lethal personal safety. In the U.S. alone, there are roughly 100 million gun owners, while our historical media strategy has reached only a portion of that group. Beyond that, there are roughly 150 million non-gun owners, many of whom may be open to a practical personal safety option if the product is explained in the right way.

The Company has already done one of the hardest things in consumer products by introducing a new solution and earning adoption from a meaningful customer base. Our opportunity now is to build a more professional Byrna, with a repeatable path from customer awareness to purchase, improved productivity in the retail footprint, and more precise and disciplined operations to support larger scale.

OPERATING PRIORITIES FROM MY FIRST 100 DAYS

My early work has reinforced the operating priorities that matter most. We are focused now on showing visible progress across the business.

PRIORITY 1: CUSTOMER CONVERSION AND RETAIL PRODUCTIVITY

Many potential customers still do not fully understand what Byrna is, how our products work, or where they fit in a personal safety plan. Improving that understanding is central to improving conversion.

In eCommerce, we have begun shifting parts of Byrna.com away from a weapon-first presentation and toward safety and use-case messaging. We also launched the "Find the Right Launcher" quiz experience in April to help customers navigate


CHOOSE YOUR INSTRUCTOR
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***Customer Education Concept**: Illustrative work-in-progress online experience designed to improve onboarding, training and product confidence for prospective and current Byrna customers.*

our product lineup and identify the launcher that best fits their needs. As of June 4, the tool had generated more than 87,000 completed responses, with a completion rate above 80%. Customers who completed the quiz have converted at approximately twice the rate of the overall site, with completed quiz conversion of approximately 1.2% compared to approximately 0.6% for the total site since the tool was launched.

This quiz data suggests that better education and guided product discovery can improve conversion. We have not yet seen enough improvement in overall eCommerce performance, but we are applying our learnings across the customer journey through new creative testing, clearer product comparison, improved onboarding, and more targeted and effective direct marketing.

We are also testing a limited "try before you buy" program for online customers. The program is still in beta, but early results are encouraging. As of June 4, 51 customers had participated, and among customers who had received a demo unit for at least one week, the conversion rate was approximately 28%. Given the initial success of this program, we are doubling its initial size and reach, and we will continue to scale it going forward.

Retail is the other major piece of the conversion equation because customers often understand Byrna better when they can see, hold, and experience the product. We are focused on better product placement, stronger displays, expanded product experiences and new training programs with retail partners so associates can better explain the product and use case to customers.

Let me provide one useful example of progress with a premier retail partner. Since the relationship began in mid-2025, Byrna has moved from basic shelf placement to dedicated Byrna end cap displays in more than 20 stores, with full-chain rollout in process. In the 11 months before the end cap rollout, from May 2025 through March 2026, the partner averaged approximately $81,000 per month in purchases across the chain. In April 2026, the first full month following end cap deployment, purchases were approximately $200,000, up 147% from the prior monthly average. This increase also reflects an expanded assortment, including additional launchers, ammo and accessories. All of this retail partner's locations have placed orders since April 2026, indicating solid engagement across the chain.

The lesson from our early work is that careful attention across our partners and across the customer journey is essential to our success. Presentation, product assortment, education and experience are important variables that can make or break how the product performs in store. We are applying that learning into the broader retail footprint.

PRIORITY 2: BRAND REPOSITIONING AND MARKETING TRANSFORMATION

Historically, Byrna has often been presented in weapon-first terms. Our next phase is safety-first and use-case-first, with messaging that makes the product relevant in real-life situations such as home safety, commuting, exercising, travel, outdoor activities and small business protection.

We have recently realigned our marketing function and appointed HLK as our agency of record to support the next phase of Byrna's brand and marketing strategy. HLK will support brand strategy, repositioning, creative development, media and social strategy, and campaign execution as we work

BEFORE: Basic Shelf Placement





AFTER: Dedicated Byrna End-Cap Display

to make Byrna easier to understand, evaluate and adopt across digital, social, media and retail channels. This realignment is aimed at strengthening product education, improving the customer experience and better connecting Byrna's products with real-world personal safety needs.

We also continue to expand in more mainstream media environments, including our recently announced Fox Sports partnership through iHeartMedia. Fox Sports is an early step in expanding Byrna's national reach and introducing the brand in a more mainstream environment.

The timing of this shift will vary by end channel. Initial changes are already live on the website and in digital creative. Influencer messaging, customer education, and media strategy will follow as the new positioning is rolled into campaign work and partner messaging. Retail presentation will move on partner timelines, and product development will advance


byrna
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SCAN TO
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RUNNING
BELT

Brand Evolution Work in Progress: *Illustrative work-in-progress creative exploring Byrna's shift to use-case-first messaging for everyday personal safety situations. Not a final retail placement.*

on normal development cycle timelines. Though product development enhancements will take longer than brand work to show up publicly, we have already implemented a consumer-need-back process internally. Our objective is to have core brand repositioning work in place for the holiday season and a broader brand expression ahead of SHOT Show 2027.

We are also in the process of building a more consistent owned-channel and community engagement cadence, including branded content and more direct customer interaction, and we are engaging new affiliate marketing support to improve reach and performance across customer acquisition channels.

PRIORITY 3: OPERATING CADENCE AND CASH DISCIPLINE

As Byrna grows through retail and continues to improve DTC, we need a tighter connection between demand signals, production planning, inventory levels and cash conversion.

Inventory is a major focus. Inventory was $33.1 million at the end of fiscal Q1, and we are aligning production more closely with near-term demand while preserving the ability to ramp as retail and DTC demand improve. We are also focused on managing the margin implications of channel mix through product mix, pricing, manufacturing efficiency and disciplined operating spend.

We are bringing the same approach to product development and manufacturing. Historically, Byrna has been more R&D-led in how products moved from concept to launch. Going forward, we are shifting from a hardware-first model to one that starts with clear consumer needs and then aligns R&D, marketing, and operations to deliver valuable and differentiated solutions efficiently and profitably. For example, first-pass yield on the CL platform is currently approximately 80% and is expected to move above 90% in the near term.

Strengthening operations also means building the right team and processes. Byrna has reached a size where it needs more specialized talent, deeper process and better accountability across retail, marketing, eCommerce, product quality, manufacturing and operations. We have added Bob Holmes as VP, R&D, and we are actively evaluating additional leadership needs across retail and channel growth, brand marketing and content.

Over the next several quarters, we are setting up Byrna to reach additional customer segments more effectively, convert demand more consistently across channels and translate future growth into stronger cash generation over time.

WHAT INVESTORS SHOULD WATCH

In the near term, our most visible progress should come from improving retail presentation, eCommerce improvements and early brand and messaging changes. Throughout the year, we will be paying close attention to how these initiatives translate into stronger conversion, improved reorder cadence, better inventory turns and more consistent cash generation.

The table below summarizes how we expect shareholders to evaluate our progress during this transition year.

AREA OF FOCUS	WHAT WE ARE DOING	WHAT TO WATCH
Customer Conversion and Retail Productivity	• Improve product discovery and DTC conversion • Strengthen retail placement, displays and product experiences • Expand retail associate training	• Website conversion • Creative testing engagement and results • New doors added • Reorder cadence • Enhanced product experiences
Brand Repositioning and Marketing Transformation	• Move from weapon-first messaging toward safety-first and use-case-first messaging • Refine customer segments and use cases • Expand mainstream media, affiliate influencer, and owned-channel initiatives	• Website and digital creative updates • New media partnership activations • Agency progress • Media and influencer partnerships
Operating Cadence and Cash Discipline	• Align production more closely with demand • Manage inventory, working capital and cash conversion • Improve design for manufacturability and plant efficiency • Strengthen operating workflows and accountability structures	• Progress toward exiting fiscal 2026 with gross margin of ~62% • Progress toward inventory turns of approximately 1.5x to 2.0x • Channel and product mix • Working capital discipline • Cash generation • Manufacturing efficiency and quality improvements

The mission to help people protect themselves is more important than ever, and we are working to enhance the operating focus behind that mission. We are building a Byrna that can reach more people, explain the category more clearly and scale with the discipline required to create long-term shareholder value.

We have specific initiatives underway across retail, eCommerce, brand and operations, and we intend to show progress through the operating proof points described above as the year progresses. My first 100 days have strengthened my belief in Byrna's opportunity. The rest of 2026 is focused on executing against our priorities, and I look forward to updating you on our progress.

Sincerely,

Conn Q. Davis

Conn Davis
Chief Executive Officer, Byrna Technologies

FORWARD-LOOKING STATEMENTS

This letter contains forward-looking statements within the meaning of the securities laws. All statements contained in this letter, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "expects," "intends," "anticipates," "believes," "will," "continue," and similar expressions, and by statements that certain actions, events or results may, could, would, should or might occur, be achieved or be taken.

Forward-looking statements in this letter include, but are not limited to, statements regarding the Company's growth opportunity and market potential; expected expansion of Byrna's retail and dealer footprint; anticipated improvements in customer conversion, retail productivity, reorder activity, inventory turns, margins and cash generation; the expected benefits of changes to the Company's website, customer education, retail presentation, training, creative, direct marketing and other conversion initiatives; the expected benefits and timing of the Company's brand repositioning and broader marketing transformation, including its work with HLK and other marketing partners; the Company's ability to reach a broader and more mainstream consumer audience; expected improvements in production planning, inventory management, manufacturing efficiency and product quality; expected additions to leadership and organizational capabilities; and the Company's ability to translate these initiatives into stronger operating performance and long-term shareholder value.

Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, the Company's current expectations, assumptions, estimates and analyses, all of which are subject to significant risks, uncertainties and contingencies that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

These risks and uncertainties include, among other things, the Company's ability to execute its retail, eCommerce, brand, marketing and operational initiatives; to realize the expected benefits of its marketing repositioning, agency, media and other commercial relationships; to expand its retail footprint and drive sell-through and reorder activity; to improve conversion, inventory management, margins, manufacturing performance and cash generation; to attract and retain key personnel; and to manage legal, regulatory, market, consumer sentiment and other business conditions affecting the Company and its products.

Investors should carefully consider these and other relevant factors, including the risk factors in Part I, Item 1A, "Risk Factors" in the Company's most recent Annual Report on Form 10-K and in the Company's subsequent filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this letter, and the Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.